UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 8, 2014

BALTIC TRADING LIMITED
(Exact Name of Registrant as Specified in Charter)

Republic of the Marshall Islands	001-34648	98-0637837
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

299 Park Avenue 12th Floor	10171
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (646) 443-8550

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On January 8, 2014, Baltic Trading Limited (the “Company”) exercised its option to purchase two 64,000 dwt Ultramax newbuilding drybulk carriers from Yangfan Group Co., Ltd. for an aggregate purchase price of $28 million per vessel under agreements it had entered into on November 13, 2013 (the “Acquisition Agreements”).  The Company had previously disclosed the Acquisition Agreements in Item 1.01 to its Current Report on Form 8-K filed on November 13, 2013, which is incorporated herein by reference.  The purchases are subject to completion of customary additional documentation and closing conditions.  Such vessels are expected to be delivered to the Company during the second and third quarters of 2015.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

This Current Report on Form 8-K contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and observations. Such statements are subject to various risks, uncertainties and assumptions, including market conditions. Included among the factors that, in the Company's view, could cause actual results to differ materially from the forward looking statements contained in this Current Report on Form 8-K are the following: the fulfillment of the closing conditions under, or the execution of additional documentation for, the Company's agreements to acquire vessels; completion and funding of financing on acceptable terms; and other factors listed from time to time in the Company's filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the year ended December 31, 2012 and its subsequent reports on Form 10-Q and Form 8-K. There can be no assurance that the Company will be able to obtain complete financing for the vessels required under the Acquisition Agreements. The Company may be liable for damages if the vessel acquisitions fail to close as a result of the Company’s unwillingness, inability or other failure to pay the purchase price under the Acquisition Agreements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Baltic Trading Limited has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BALTIC TRADING LIMITED

DATE: January 13, 2014

/s/ John C. Wobensmith
John C. Wobensmith
President and Chief Financial Officer (Principal Financial and Accounting Officer)